Exhibit 3(ii)

Ball Corporation
Amendment to Bylaws

The following provision is added as Section C.  Director Resignation Policy, to Article Three.  All subsequent Sections are reordered appropriately.

Section C.  Director Resignation Policy.

In an uncontested election of directors of the corporation, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within ten (10) days following the certification of the shareholder vote, tender his or her written resignation to the chairman of the board for consideration by the Nominating/Corporate Governance Committee (the “Committee”).  As used in this Section C, an “uncontested election of directors of the corporation” is an election in which the only nominees are persons nominated by the board of directors of the corporation.

The Committee will consider such tendered resignation and, within sixty (60) days following the certification of the shareholder vote, will make a recommendation to the board of directors concerning the acceptance or rejection of such resignation.  In determining its recommendation to the board, the Committee will consider all factors deemed relevant by the members of the Committee.

The Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as the members of the Committee deem appropriate, including, without limitation, acceptance of the resignation, rejection of the resignation or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Committee to have substantially resulted in the “withheld” votes.

The board of directors of the corporation will take formal action on the Committee’s recommendation no later than ninety-five (95) days following the certification of the shareholder vote.  In considering the Committee’s recommendation, the board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives as the board deems relevant.

Following the board’s decision on the Committee’s recommendation, the corporation, within four (4) business days after such decision is made, will publicly disclose, in a Current Report on Form 8-K filed with the Securities and Exchange Commission, the board’s decision, together with an explanation of the process by which the decision was made and, if applicable, the board’s reason or reasons for its decision.

No director who, in accordance with this Section C, is required to tender his or her resignation, shall participate in the Committee’s deliberations or recommendation, or in the board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.  If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election, then the independent directors then serving on the board of directors who received a greater number of votes “for” their election than votes “withheld” from their election, and the directors, if any, who were not standing for election, will appoint an ad hoc board committee from among themselves (the “Ad Hoc Committee”), consisting of such number of directors as they may determine to be appropriate, solely for the purpose of considering and making a recommendation to the board with respect to the tendered resignations.  The Ad Hoc Committee shall serve in place of the Committee and perform the Committee’s duties for purposes of this Section C.  Notwithstanding the foregoing, if an Ad Hoc Committee would have been created but fewer than three directors would be eligible to serve on it, the entire board of directors (other than the director whose resignation is being considered) will make the determination to accept or reject the tendered resignation without any recommendation from the Committee and without the creation of an Ad Hoc Committee.

This director resignation policy set forth in this Section C, as it may from time to time be amended, will be summarized or included in the corporation’s proxy statement for each meeting of shareholders (annual or special) at which directors are to be elected.